EXHIBIT 10.65

SECURITIES EXCHANGE AGREEMENT

Dated March 14, 2018

THIS SECURITIES EXCHANGE AGREEMENT (the “Agreement”), is made and entered into as of March 14, 2018, by and among Delta International Oil & Gas Inc., a Delaware corporation (“Delta”), American Green, Inc., a Wyoming corporation that is the sole stockholder (the “Stockholder”) of Nipton, Inc., a California corporation (“Nipton”). Delta, the Stockholder and Nipton are sometimes herein referred to as the Parties.

RECITALS

A. On September 12, 2017 the Stockholder purchased all of the real estate and buildings (together, with the associated land and fixtures) comprising the unincorporated township of Nipton, California, herein referred to as the (“Nipton Properties”) for $5,012,888 and has subsequently made improvements to the Nipton Properties that are detailed on Schedule 6;

B. The Stockholder is in the process of transferring the Nipton Properties, a bank account of approximately $1,300, operating leases, corresponding liens and debt to Nipton; and

C. Delta desires to acquire all of the issued and outstanding shares of Nipton, representing 100% of the ownership interests in Nipton (the “Nipton Sale”), including the Nipton Properties, operating leases corresponding liens and debt, and

D. At the Closing of the Nipton Sale, Delta shall pay the Stockholder the purchase price as specified in Section 1.01 hereof.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

PURCHASE OF NIPTON FROM THE STOCKHOLDER

(a) The Purchase Price.

Delta will acquire Nipton for consideration with a total combined value of Seven Million, Seven Hundred and Thirty-One Thousand, Four Hundred and Forty-One Dollars and Eleven Cents ($7,731,441.11).Total consideration shall consist of the following:

i.	The assumption of the debts listed in Schedule 1.01 attached hereto and incorporated within; and

ii.	The issuance of 160,000 shares of Delta Series A Secured Convertible Preferred Stock valued at Four Million Dollars ($4,000,000) secured by a deed of trust on the Nipton Properties.

Nipton will pay for all ongoing improvement and carrying costs until the final closing.

THE CLOSING

(b) Closing Date. The closing of the purchase and sale of Nipton and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Nipton at 5:00 PM PDT, on or prior to March 14, 2018, or at such other location, date and time as Delta and the Stockholder may agree. The time and date upon which the Closing actually occurs being referred to herein as the “Closing Date”.

(c) Transactions at Closing.  At the Closing, the following transactions shall take place and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

i.	Delta shall take the following actions by a resolution of its Board of Directors and deliver the signed board resolution and following documents:

1.	File the Certificate of Designation of Delta Series A Secured Convertible Preferred Stock (the designation of which is attached hereto as Exhibit “A” with the Secretary of State of the State of Delaware, on an expedited basis;

2.	Delta shall issue and deliver to the Stockholder a certificate or certificates representing 160,000 shares of Delta Series A Convertible Preferred Stock, registered in the name of the Stockholder;

3.	Certificate of good standing from the Secretary of State of the State of Delaware, dated at or about the Closing Date, to the effect that Delta is in good standing under the laws of said state;

4.	Certified copy of the Certificate of Incorporation of Delta, as certified by the Secretary of State of the State of Delaware at or about the Closing Date;

5.	An officer's certificate duly executed by Delta's chief executive officer to the effect that the conditions set forth in Section 7.01(a) below have been satisfied, dated as of the date of the Closing; and

6.	Such other documents and instruments as the Stockholder and its counsel may reasonably request.

ii.	The Stockholder shall deliver or cause to be delivered the following documents and/or shall take the following actions:

1.	The Stockholder shall deliver to Delta a certificate or certificates representing all outstanding shares of Nipton and all ownership interests in Nipton;

2.	Certificates of good standing from the Secretary of State of the State of Wyoming and the Secretary of State of California, dated at or about the Closing Date, to the effect that each of the Stockholder and Nipton is a corporation duly organized and existing in good standing under the laws of said respective jurisdictions;

3.	Certified copies of the Certificates of Incorporation of each of the Stockholder and Nipton, as amended to the Closing Date;

4.	An officer's certificate duly executed by each of the Stockholder’s and Nipton’s respective presidents to the effect that the conditions set forth in Section7.02(a) below have been satisfied, dated as of the date of the Closing;

5.	An officer's certificate duly executed by each of the Stockholder’s and Nipton’s President and Secretary certifying that the attached stockholder register of Nipton is an accurate and complete stockholder register of Nipton as of the Closing Date and that the Nipton Properties have been fully transferred to Nipton by the Stockholder;

6.	Copies of documents certified as filed with the San Bernardino County Recorder in San Bernardino County, CA, evidencing the transfer of the Nipton Properties to Nipton for the purchase price(s) specified therein; and

7.	Such other documents and instruments as Delta and its counsel may reasonably request.

REPRESENTATIONS AND WARRANTIES OF DELTA

Delta hereby makes the following representations and warranties to Nipton and the Stockholder:

(d) Organization and Qualification. Delta, and each of its Subsidiaries (defined below), is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. Delta is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect.

(e) Authorization. Delta has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the purchase of Nipton and to issue the shares of Delta Common Stock that comprise the Purchase Price.

(f) Validity and Effect of Agreement. This Agreement has been duly and validly executed and delivered by Delta and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Delta in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

(g) No Conflict. Neither the execution and delivery of this Agreement by Delta nor the performance by such parties of their respective obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with Delta's Certificate of Incorporation or Bylaws; (ii) violate any statute, law, ordinance, rule or regulation, applicable to Delta or any of the properties or assets of Delta; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Delta and/or affect any of the obligations hereunder, or result in the creation or imposition of any Lien upon any properties, assets or business of Delta under, any Contract or any order, judgment or decree to which Delta is a Party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on its obligation to perform its covenants under this Agreement.

(h) Required Filings and Consents. The execution and delivery of this Agreement by Delta does not, and the performance of this Agreement by Delta will not, require any consent, approval, authorization or permit of, or filing with or notification to, Governmental Authority with respect to Delta except: (i) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities laws (“Blue Sky Laws”); and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Delta, or would not prevent or materially delay consummation of or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

(i) Capitalization. The authorized capital stock of Delta consists of 250,000,000 shares of Common Stock, par value $.0001 per share, of which 34,838,826 shares are issued and outstanding, and 10,000,000 shares of preferred stock, par value $.0001 per share, of which -0- shares are outstanding. As of the Closing there will be outstanding common stock purchase warrants for the purchase of 2,960,996 shares of common stock. Except for the transactions contemplated by this Agreement and as disclosed in the Delta SEC Documents, there are no other share capital, pre-emptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Delta any shares of capital stock of Delta and there are no contracts or commitments providing for the issuance of, or the granting of rights to acquire, any shares of capital stock of Delta or under which Delta is, or may become, obligated to issue any of its securities. All shares of capital stock and warrants of Delta outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are free of pre-emptive rights.

(j) Status of Common Stock. The Common Stock, when issued and allotted at the Closing, will be duly authorized, validly issued, fully paid, non-assessable, and free of any pre-emptive rights, will be issued in compliance with all applicable laws concerning the issuance of securities, and will have the rights, preferences, privileges, and restrictions set forth in Delta's charter and bylaws, and will be free and clear of any Liens of any kind and duly registered in the name of the Stockholder, in Delta's stockholders ledger.

(k) Litigation. There is no Action pending or threatened against Delta that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against Delta, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

(l) Books and Records. The books and records, financial and others, of Delta are in all material respects complete and correct and have been maintained in accordance with good business accounting practices.

(m) Insurance. Delta has no insurable properties and Delta does not maintain any insurance covering its assets, business, equipment, properties, or operations. To Delta's knowledge since inception there has not been any damage, destruction or loss, which could have been deemed as an “Insurance Event”.

(n) Compliance. Delta is in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Delta has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the Party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. Delta does not, and is not require to, hold any permits, licenses or franchises from Governmental Authorities.

(o) Absence of Certain Changes. Since October 31, 2017, except as expressly permitted or required by this Agreement or with the consent of the Stockholder, Delta has not:

i.	sold or otherwise issued any shares of capital stock;

ii.	acquired any assets or incurred any Liabilities;

iii.	amended its certificate of incorporation or bylaws;

iv.	waived any rights of value which in the aggregate are extraordinary or material considering the business of Delta;

v.	made any material change in its method of management, operation or accounting;

vi.	made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

vii.	borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business;

viii.	become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of Delta or become subject to any change or development in, or effect on, Delta that has or could reasonably be expected to have a Material Adverse Effect; or

ix.	entered into any agreement to take any action described in clauses (a) through (j) above.

(p) Principals of Delta. During the past five years, no officer or director of Delta has been:

i.	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

ii.	the subject of any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

iii.	the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

iv.	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

(q) Brokers and Finders. Neither Delta, nor any of its respective officers, directors, employees or managers, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees, advisory fees or consulting fees in connection with the purchase of Nipton for which Delta has or could have any liability.

(r) Disclosure. As of the Closing Date, there is no known material fact or information relating to the business, condition (financial or otherwise), affairs, operations or assets of Delta and/or its subsidiaries that has not been disclosed in writing to Nipton and/or the Stockholder by Delta. No representation or warranty of Delta in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER AND NIPTON

The Stockholder and Nipton hereby make the following representations and warranties to Delta:

(s) Organization and Qualification. Each of the Stockholder and Nipton is duly organized and validly existing under the laws of the States of Wyoming and California, respectively with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. Each of the Stockholder and Nipton is duly qualified as a foreign corporation to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have a Material Adverse Effect.

(t) Authorization; Validity and Effect of Agreement. Each of the Stockholder and Nipton has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Stockholder and Nipton and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of each of the Stockholder and Nipton, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

(u) No Conflict. Neither the execution and delivery of this Agreement by the Stockholder and Nipton nor the performance by each of the Stockholder and Nipton of its respective obligations hereunder, nor the consummation of the transactions contemplated by this Agreement, will: (i) conflict with the Stockholder’s or Nipton’s organization or governing documents; (ii) violate any statute, law, ordinance, rule or regulation, applicable to the Stockholder or Nipton or any of their respective properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Stockholder or Nipton, or result in the creation or imposition of any Lien upon any properties, assets or business of any of the Stockholder or Nipton under, any Material Contract or any order, judgment or decree to which the Stockholder or Nipton is a party or by which either or any of their assets or Properties is bound or encumbered except, in the case of clauses (ii) or (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on its obligation to perform its covenants under this Agreement.

(v) Required Filings and Consents. The execution and delivery of this Agreement by each of the Stockholder and Nipton does not, and the performance of this Agreement by each of such Parties, will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, with respect to the Stockholder or Nipton, except: (i) compliance with applicable requirements of the Securities Act, the Exchange Act, and Blue Sky Laws; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on either of the Stockholder or Nipton, or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

(w) Capitalization. All Nipton’s shares outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are free of pre-emptive rights.

(x) Financial Statements. Nipton will furnish to Delta true and complete copies its balance sheet (unaudited) as of December 31, 2017, and the related statements of operations (unaudited) for the period from its acquisition date of September 12, 2017 to December 31, 2017 (all of such financial statements of Nipton, collectively, are referred to as the “Nipton Financial Statements”). The Nipton Financial Statements (including the notes thereto) present fairly in all material respects the financial position and results of operations and cash flows of Nipton at the date or for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein). The Nipton Financial Statements have been prepared from and in accordance with the books and records of Nipton.

(y) No Undisclosed Liabilities. Except as disclosed in Nipton Financial Statements, Nipton has no material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether absolute, accrued, contingent or otherwise, and whether due or to become due, and to the Knowledge of each of the Stockholder and Nipton, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

(z) Properties and Assets. Nipton has good and marketable title to, valid leasehold interests in, or the legal right to use, all of the assets, properties and leasehold interests reflected in the most recent Nipton Financial Statements, except for those sold or otherwise disposed of since the date of such Nipton Financial Statements in the ordinary course of business consistent with past practice. Material agreements to which Nipton is a party are listed on Schedule 4.08 hereto. Nipton has, or will have at Closing, good and marketable title to each and every one of the Nipton Properties.

(aa) Litigation. There is no Action pending or threatened against either of the Stockholder or Nipton that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against either of the Stockholder or Nipton, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

(bb) Taxes. Nipton has timely filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and Nipton has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. There are no material Liens for Taxes upon the assets of Nipton.

(cc) Compliance. To the Stockholder’s and Nipton’s Knowledge, Nipton is in compliance with all federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Nipton has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the Party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. To the Stockholder’s and Nipton’s Knowledge, Nipton holds all permits, licenses and franchises from Governmental Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

(dd) Absence of Certain Changes. Since the date of the most recent Nipton Financial Statements:

i.	there has been no change or development in, or effect on, Nipton that has or could reasonably be expected to have a Material Adverse Effect,

ii.	Nipton has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of its assets other than in the ordinary course of business,

iii.	Nipton has not paid any dividends or distributed any of its assets to any of its Stockholder,

iv.	Nipton has not acquired any material amount of assets except in the ordinary course of business, nor acquired or merged with any other business,

v.	Nipton has not waived or amended any of its respective material contractual rights except in the ordinary course of business, and

vi.	Nipton has not entered into any agreement to take any action described in clauses (a) through (e) above.

(ee) Principals of Nipton. During the past five years, no officer or director of Nipton has been:

i.	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

ii.	the subject of any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

iii.	the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

iv.	found by a court of competent jurisdiction (in a civil action) to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

(ff) Representations and Warranties of Stockholder. The Stockholder hereby makes the following representations and warranties to Delta:

i.	The Stockholder has good and marketable title to the Nipton Properties and the Nipton Properties as shown on the survey of the township of Nipton delivered to Delta, and the Nipton Properties possess all licenses, permits and governmental approvals necessary for the operation of the Nipton Properties.

ii.	The Stockholder has entered into an agreement with Nipton to transfer the Nipton Properties to Nipton for the purchase price of US$1.00 or a nominal purchase price. The transfer of the Nipton Properties to Nipton is in process and will be finalized no later than the day prior to Closing.

iii.	No litigation affecting the Nipton Properties is pending or currently threatened.

iv.	There are no unsatisfied lien rights concerning the Nipton Properties, and the Stockholder is not aware of any condemnation proceedings affecting the Nipton Properties.

v.	The Nipton Properties are not in violation of any zoning, land use, environmental, public health or safety laws.

vi.	The Survey of the Nipton Properties attached as Schedule 5.01(A) and the Description of the Properties attached as Schedule 5.01(B) hereto is accurate in all material respects.

(gg) Principals of the Stockholder.

i.	During the past five years, no officer or director of Nipton has been:

1.	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	the subject of any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.	the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.	found by a court of competent jurisdiction (in a civil action) to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

CERTAIN COVENANTS

(hh) Conduct of Businesses by Parties.  Delta, the Stockholder and Nipton agree that, between the date of this Agreement and the Closing Date, except as contemplated by any other provision of this Agreement, or unless the other Party shall otherwise consent in writing:

i.	The businesses of Delta and Nipton shall be conducted only in, and such parties shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Delta shall not issue, as a new issue, any shares of Delta Common Stock, except with the prior written consent of the Stockholder.

ii.	Delta and Nipton shall use their reasonable best efforts to preserve substantially intact their respective business organizations, to keep available the services of their current officers, employees and consultants and to preserve the current relationships of Delta and Nipton with customers, suppliers and other persons with which Delta or Nipton, as the case may be, has significant business relations.

(ii) Access to Information. At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Section 9, and in each case subject to Section 6.03 below, each Party hereto shall provide to the other Party (and the other Party's authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such Party (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the other Party in conducting its due diligence investigation of such Party, provided that the Party granted such access shall not interfere unreasonably with the operation of the business conducted by the Party granting access, and provided that no such access need be granted to privileged information or any agreements or documents subject to confidentiality agreements.

(jj) Confidentiality. Each Party shall hold, and shall cause its respective Affiliates and representatives to hold, all Confidential Information made available to it in connection with the transactions contemplated by this Agreement in strict confidence, shall not use such information except for the sole purpose of evaluating the transactions contemplated by this Agreement and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, shareholders, interest holders, Affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of evaluating the transactions contemplated by this Agreement (each of whom shall be informed in writing by the disclosing Party of the confidential nature of such information and directed by such Party in writing to treat such information confidentially). The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the disclosing Party from a third party entitled to disclose it; (ii) becomes known publicly other than through the disclosing Party or any third party who received the same from the disclosing Party, provided that the disclosing Party had no Knowledge that the disclosing Party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the other Party. The Parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained. In the event a Party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing Party shall: (i) promptly notify the non-disclosing Party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing Party; (ii) cooperate with the non-disclosing Party, at the expense of the non-disclosing Party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing Party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

(kk) Further Assurances. Each of the Parties hereto agrees to use its best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to: (i) satisfying the conditions precedent to the obligations of any of the parties hereto; (ii) obtaining all waivers, consents and approvals from other parties necessary for the consummation of the transactions contemplated by this Agreement, (iii) making all filings with, and obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, (iv) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (v) executing and delivering such instruments, and taking such other actions, as the other Party hereto may reasonably require in order to carry out the intent of this Agreement.

(ll) Public Announcements. Delta and the Stockholder shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement or this Agreement, and shall not issue any other press release or make any other public statement without prior consent of the other parties, except as may be required by law or, with respect to Delta, by obligations pursuant to rule or regulation of the Exchange Act, the Securities Act, any rule or regulation promulgated thereunder or any rule or regulation of the Financial Industry Regulatory Authority.

(mm) Notification of Certain Matters. Each Party hereto shall promptly notify the other Party in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such Party contained in this Agreement.

(nn) Prohibition on Trading in Delta Securities. All Parties acknowledge that information concerning the matters that are the subject matter of this Agreement may constitute material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any person who has received material non-public information relating to Delta from purchasing or selling securities of Delta, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Delta. Accordingly, until such time as any such non-public information has been adequately disseminated to the public, the Parties to this Agreement shall not purchase or sell any securities of Delta.

(oo) Delta Management Changes.  As of the Closing Date, the management changes set forth in Schedule 6.08 shall be effective for Delta Board of Directors and executive officers.

(pp) Outstanding Delta Warrants and Options.  There are a total of 2,960,996 Outstanding Warrants to purchase Delta Common Stock listed on Schedule 6.09. Those warrants will survive the transactions contemplated by this Agreement.

(qq) Retention of Delta CEO as Consultant.  The CEO of Delta, Santiago Peralta, shall be retained as a consultant to Delta for a period of one year following the Closing Date, for $60,000 for the year, payable at the rate of $5,000 per month, and renewable for six additional months by mutual agreement of Mr. Peralta and Delta. Mr. Peralta’s duties shall include assistance with the transition in the management of Delta, advice with respect to the management and disposal of Delta’s oil and gas assets, and such other duties as shall reasonably be assigned by the Board of Directors of Delta.

(rr) Maintenance of Listing.  Delta shall maintain the OTCQB listing for the Delta Common Stock through the Closing Date and thereafter.

(ss) Disposal of Delta Oil and Gas Assets and Liabilities.  Prior to the Closing Date, the following oil and gas assets shall be assigned to or assumed by, as the case may be, Delta’s 100%-owned subsidiary Neptune Industries, LLC:

i.	$250,000 Note Receivable to Second Chance Oil, LLC (“SCO”) and the 3.5% ownership in SCO.

ii.	$50,000 Note Receivable to Landmaster Partners, Inc and the 3.75% Carried Interest in the first two wells of the Kieke Lease.

iii.	Assumption of $500,000 Liability to High Luck Group and all benefits and obligations of the Assets Purchase Agreement with High Luck Group.

iv.	Assumption of payments and liabilities to Mr. Alberto Mac Mullen and Mr. Enrique Vidal.

v.	70% NRI in KEC Lease in Polk County with all of its benefits, obligations, and liabilities.

vi.	1,343,750 shares of MHD Technology Corporation.

Within ten (10) days of the Closing Date, the Board of Directors of Delta shall effectuate the sale through a management buyout by former management of Neptune Industries, LLC with all of its assets and liabilities for the consideration of the cancellation of such former management’s warrants and the assumption of all the liabilities related to oil and gas operations.

(tt) Management Agreement for Nipton with American Green Inc.  In accordance with Section 6.01 (b) above, Delta agrees to American Green Inc. managing the operations of Nipton. The Management Agreement is attached at Schedule 7 that provides for a 5 year term with an option to renew for an additional 5 years. The fee will be calculated as a 20% participation in the operating income of Nipton payable quarterly within forty-five (45) days following the close of cach calendar quarter.

CONDITIONS TO CONSUMMATION OF THE EXCHANGE

(uu) Conditions to Obligations of Nipton and the Stockholder.

The obligations of Nipton and the Stockholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or written waiver by Nipton or the Stockholder, at or prior to the Closing, of each of the following conditions:

i.	Delta shall have made the payments and delivered to Nipton each of the documents or instruments required by Section 2.02(a) of this Agreement;

ii.	The representations and warranties of Delta set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

iii.	Delta shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by such parties on or prior to the Closing Date;

iv.	All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or Person as provided herein shall have been obtained;

v.	The Stockholder shall have completed a due diligence review of the business, operations, financial condition and prospects of Delta and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion;

vi.	Delta shall have entered into the consulting agreement with Santiago Peralta as provided in Section 6.10;

vii.	Delta shall have sold to former management, 100% of Neptune Industries, LLC as provided in Section 6.12;

viii.	Delta shall amend its bylaws by adding the clause(s) in Exhibt “B” to its bylaws; and

ix.	(h) There has been no Material Adverse Effect on the business, condition or prospects of Delta until the Closing Date.

(vv) Conditions to Obligations of Delta. The obligations of Delta to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or written waiver by Delta, at or prior to the Closing of each of the following conditions:

i.	The Stockholder and Nipton shall have delivered to Delta each of the documents or instruments required by Section 2.02(b) of this Agreement;

ii.	The representations and warranties of the Stockholder and Nipton set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

iii.	The Stockholder and Nipton shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

iv.	All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Governmental Authority or Person as provided herein shall have been obtained;

v.	Delta shall have completed a due diligence review of the business, operations, financial condition and prospects of Nipton and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion;

vi.	Nipton shall have ownership of, clean title to, and title insurance for the Nipton Properties;

vii.	There has been no Material Adverse Effect on the business, condition or prospects of Nipton until the Closing Date; and

viii.	Delta, at its option, shall have received such opinions from Nipton’ attorneys and auditors as may be reasonably required by Delta and its counsel.

INDEMNIFICATION

(ww) Indemnification by Delta.  Notwithstanding any other indemnification provision hereunder, Delta (the “Indemnifying Party”) shall indemnify and hold harmless the Stockholder and Nipton and their respective officers, directors and employees and the Stockholder (each an “Indemnified Party”), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, “Claims”) suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by the Indemnifying Party at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by the Indemnifying Party, (iii) any misrepresentation made by the Indemnifying Party, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by the Indemnifying Party pursuant hereto or in connection with the transactions contemplated by this Agreement, and (v) the operations and liabilities of Delta and/or any of its subsidiaries, whether known or unknown, arising out of any action, omission and/or period of time preceding the Closing Date, including but not limited to any taxes levied with respect to same.

(xx) Indemnification by the Stockholder and Nipton.  Notwithstanding any other indemnification provision hereunder, each of the Stockholder and Nipton, jointly and severally (each, the “Indemnifying Party”) shall, severally and jointly, indemnify and hold harmless Delta, its officers, directors, attorneys, accountants and employees (each an “Indemnified Party”), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, “Claims”) suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by the Indemnifying Party at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by the Indemnifying Party, or (iii) any misrepresentation made by the Indemnifying Party, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by the Indemnifying Party pursuant hereto or in connection with the transactions contemplated by this Agreement.

(yy) Indemnification Procedures.

i.	Upon obtaining knowledge of any Claim by a third party which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the Indemnified Party shall give written notice (“Notice of Claim”) of such claim or demand to the Indemnifying Party, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any Claims for which the Indemnified Party entitled to indemnification hereunder.

ii.	If the claim or demand set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 8.01 hereof is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the date on which Notice of Claim is given to notify Indemnified Party in writing of their election to defend such third party claim or demand on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim or demand, Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand. So long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at such Indemnified Party's own expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the fees and expenses of such counsel. If the Indemnifying Party does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such third party claim or demand; provided, however, that (i) such Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; (ii) such Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Section 8; and (iii) such Indemnified Party may not settle any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

iii.	The Indemnifying Party and the other Indemnified Parties, if any, shall cooperate fully in all aspects of any investigation, defense, pre-trial in respect of which indemnity is sought pursuant to this Section 8, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

iv.	Except for third party claims being defended in good faith, the Indemnifying Party shall satisfy its obligations under this Section 8 in respect of a valid claim for indemnification hereunder that is not contested by the Indemnifying Party in good faith in cash within thirty (30) days after the date on which Notice of Claim is given.

(zz) Indemnification Procedures for Non-Third Party Claims. In the event any Indemnified Party should have an indemnification claim against the Indemnifying Party under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party in writing and in reasonable detail. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that the Indemnifying Party has been actually prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice that the Indemnifying Party disputes such claim, such claim specified by the Indemnifying Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Section 8 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, Nipton and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 10.11.

(aaa) Limitations on Indemnification. No claim for indemnification under this Section 8 shall be asserted by, and no liability for such indemnify shall be enforced against, the Indemnifying Party to the extent the Indemnified Party has theretofore received indemnification or otherwise been compensated for such Claim. In the event that an Indemnified Party shall later collect any such amounts recovered under insurance policies with respect to any Claim for which it has previously received payments under this Section 8 from the Indemnifying Party, such Indemnified Party shall promptly repay to the Indemnifying Party such amount recovered.

TERMINATION

(bbb) Termination. This Agreement may be terminated at any time prior to the Closing:

i.	by mutual consent of Delta and the Stockholder;

ii.	by the Stockholder, if the Closing shall not have occurred on or before February 20, 2018, or if any of the conditions to the Closing set forth in Section 10.01 shall have become incapable of fulfillment by February 20, 2018 and shall not have been waived in writing by the Stockholder; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to the Stockholder if their action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

iii.	by Delta, if the Closing shall not have occurred on or before February 15, 2018, or if any of the conditions to the Closing set forth in Section 7.02 shall have become incapable of fulfillment by February 20, 2018 and shall not have been waived in writing by Delta; provided, however, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to Delta if its action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

iv.	by Delta or the Stockholder if any Governmental or judicial Authority shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the transactions contemplated by this Agreement and such injunction, order, decree, ruling or other action shall have become final and nonappealable.

(ccc) Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.01 hereof, written notice thereof shall forthwith be given by the terminating Party to the other Party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and this Agreement shall be abandoned without any further action by the parties hereto; provided that, if such termination shall result from the failure of or agreement in this of any representation a Party to perform a covenant, obligation Agreement or from the breach by Delta, or the Stockholder or warranty contained herein, such Party shall be fully liable for any and all damages incurred or suffered by the other Party as a result of such failure or breach. The provisions of Section 9.02 and of Section 8 and Section 10 shall survive the termination of this Agreement for any reason whatsoever.

MISCELLANEOUS

(ddd) Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(eee) Amendment and Modifications. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the Party against whom enforcement of any such amendment, modification or supplement is sought.

(fff) Extensions and Waivers. At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the Party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

(ggg) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no Party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Except as provided in Section 8, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(hhh) Survival of Representations, Warranties and Covenants.  The representations and warranties contained herein shall survive the Closing and shall terminate June 30, 2018. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.

(iii) Headings; Definitions. The Section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

(jjj) Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

(kkk) Specific Performance. The parties hereto agree that in the event that any Party fails to consummate this Agreement in accordance with the terms of this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that the parties shall be entitled to specific performance in such event, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

(lll) Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax, email or other electronic transmission service to the appropriate address or number as set forth below (or any other address duly notified by a Party hereto pursuant to the provisions of this Section 10.09).

If to Delta:

Delta International Oil & Gas Inc.

9615 E. County Line Rd, STE B552,

Centennial CO 80112

Attn: Chief Executive Officer

Facsimile:

Phone: (720) 573-0102

If to Nipton:

Attn: David G. Gwyther

Email:

Facsimile:

Phone:

If to the Stockholder:

American Green, Inc.;

Attn: David G. Gwyther

Email:

Facsimile:

Phone:

(mmm) Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws principles.

(nnn) Consent to Jurisdiction. The parties shall in good faith attempt to resolve all disputes arising under this Agreement or by reason of the transactions contemplated by this Agreement by discussion or mediation resulting in mutual agreement as to the manner of resolution of the particular dispute. Failing such resolution, the Federal courts of competent jurisdiction in the State of California shall have sole jurisdiction to resolve any disputes arising under this Agreement or by reason of the transactions contemplated by this Agreement. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a federal court of competent jurisdiction the State of California and the parties hereto each consents to the jurisdiction of such a court.

(ooo) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

(ppp) Certain Definitions. As used herein:

i.	“Affiliate” shall have the meanings ascribed to such term in Rule 12b-2 of the Exchange Act;

ii.	“Business Day” shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business.

iii.	“Confidential Information” shall mean the existence and contents of this Agreement and the Schedules and Exhibits hereto, and all proprietary technical, economic, environmental, operational, financial and/or business information or material of one Party which, prior to or following the Closing Date, has been disclosed by Nipton, on the one hand, or Delta, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other;

iv.	“Contract” shall mean any oral, written or implied contracts, agreements, licenses, instruments, indentures leases, powers of attorney, guaranties, surety arrangements or other commitments of any kind;

v.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

vi.	“GAAP” shall mean generally accepted accounting principles in the United States as in effect on the date or for the period with respect to which such principles are applied;

vii.	“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

viii.	“Knowledge” shall mean (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter;

ix.	“Lien” shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or proxy, pre-emptive rights, first refusal rights, participation rights, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future;

x.	“Material Adverse Effect” shall mean any adverse effect on the business, condition (financial or otherwise) or results of operation of the applicable entity;

xi.	“Material Contract” shall mean any Contract, other than automotive loans and equipment and furniture leases entered into in the ordinary course of business, the liabilities or commitments associated therewith exceed, in the case of Nipton, $50,000 individually or $100,000 in the aggregate;

xii.	“Person” shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

xiii.	“Delta SEC Documents” shall mean all reports filed by Delta with the SEC under the Exchange Act.

xiv.	“SEC” shall mean the Securities and Exchange Commission;

xv.	“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and

xvi.	“Taxes” shall mean all taxes (whether U.S. federal, state, local or other non-U.S.) based upon or measured by income or gains from the sale of property and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

[BALANCE OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

DELTA INTERNATIONAL OIL & GAS INC.

By:	/s/ Santiago Peralta
Name:	Santiago Peralta
Title:	Interim Chief Executive Officer

AMERICAN GREEN, INC.

By:	/s/ David Gwyther
Name:	David George Gwyther
Title:	Chairman & CEO

NIPTON, INC.

By:	/s/ David Gwyther
Name:	David George Gwyther
Title:	Chairman & CEO

SECURITIES EXCHANGE AGREEMENT

SCHEDULE 1.01

Consideration

	Value at Inception	Value Prior to Closing	Value After Closing
Freeman – Lang Revocable Trust	$2,630,000.00	$2,513,437.38	$2,513,437.38
Provident Corporation	370,000.00	353,601.46	353,601.46
American Green, Inc.	2,000,000.00	2,000,000.00	-
American Green, Inc.	-	863,102.27	863,102.27
Bank Account	-	1,300.00	1,300.00
	$5,000,000.00	$5,731,441.11	$3,731,441.11

Assumed Debt	$3,731,441.11
Series A Stock	$4,000,000.00
Total Consideration	$7,731,441.11

Goodwill Acquired by Delta	$2,000,000.00

SECURITIES EXCHANGE AGREEMENT

SCHEDULE 4.08

Nipton Material Agreements

SECURITIES EXCHANGE AGREEMENT

SCHEDULE 6.08

Delta Management Changes

Name	Title	Action

Santiago Peralta	Director & CEO	Resignation from Board and as CEO

Scott Stoegbauer		Election as Interim President

SECURITIES EXCHANGE AGREEMENT

SCHEDULE 5.01(A)

Nipton Survey

SECURITIES EXCHANGE AGREEMENT

SCHEDULE 6.09

Delta Options and Warrants to Survive the Transaction

Holder	Number of Warrants	Strike Price		Expiration Date
Malcolm Sherman	632,962		$0.20	10/31/2018
William Forkner	100,000 20,000 38,583	$ $ $	0.07 0.07 0.07	05/30/2022 08/11/2022 09/22/2022
Jay Wright	100,000 20,000 38,583	$ $ $	0.07 0.07 0.07	05/30/2022 08/11/2022 09/22/2022
Phillips Smith	1,000,000		$0.20	04/31/2018
Alberto Mac Mullen	200,000		$0.20	10/31/2018
Michael Paige	200,000		$0.20	10/31/2018
Kristen Magnuson	100,000		$0.20	10/31/2018
Zeleznak Trust	200,000		$0.35	12/14/2018
Trazik Management	260,868		$0.42	10/18/2018
James Eger	50,000		$0.20	06/20/2018
TOTAL	2,960,996

SCHEDULE 5.01(B)

Description of the Properties

Exhibit “A”

Parcel A:

Parcels 1, 2, 3, and 4 as shown in Parcel Map No. 13411 recorded in Book 158, Pages 59 through 61 of Parcel Maps, Records of San Bernardino County, California.

Parcel B:

That portion of land shown as “Portion of Remainder Parcel” on Parcel Map No. 13411 recorded in Book 158, Pages 59 through 61 of Parcel Maps and described on Certificate of Compliance No. DN 0032-91 as evidenced by document recorded April 5, 1991 as Instrument No. 1991-114073 of Official Records, being more particularly described as follows:

The Southwest one quarter of the Northwest one quarter and the Northwest one quarter of the Southwest one quarter of Section 33 in Township 16 North, Range 16 East, of the San Bernardino Meridian in the County of San Bernardino, Stare of California, according to the Official Plat thereof.

Excepting therefrom that portion of said land shown on Parcel Map No. 13411 recorded in Book 158, Pages 59 through 61 as “Railroad Right of Way”, 200 feet wide, for railroad purposes and granted to (Union Pacific Railroad) San Pedro, Los Angeles and Salt Lake Railroad under the provisions of an Act of Congress approved March 3, 1875.

Also excepting therefrom Parcels 1, 2, 3 and 4 of Parcel Map No. 13411 recorded in Parcel Map Book 158 Pages 59 through 61 record in the records of said County.

Parcel C:

A parcel of land being all the Southwest 1/4 of the Northeast 1/4 of Section 13, Township 15 North, Range 15 East of the San Bernardino Base and Meridian, County of San Bernardino, State of California.

Excepting therefrom all minerals and all mineral rights of every kind and character now known in exist or hereafter discovered, including, without limiting the generality of the foregoing, oil, and gas and rights thereto, together with the sole, exclusive and perpetual rights to explore for, remove and dispose and said minerals by any means or methods and at any time or times suitable to grantor, its successors and assings, document recorded September 16, 1986 as Instrument No. 86-266787 of Official Records.